UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2021

OCEAN BIO-CHEM, INC.

(Exact name of registrant as specified in its charter)

Florida	0-11102	59-1564329
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4041 S.W. 47 Avenue

Fort Lauderdale, Florida, 33314

(Address of principal executive offices)

(954) 587-6280

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	OBCI	The NASDAQ Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On July 30, 2021, Kinpak Inc. (“Kinpak”), which is a wholly owned subsidiary of Ocean Bio-Chem, Inc. (the “Company”), and Regions Bank (the “Lender”) entered into a Credit Agreement (the “Credit Agreement”), effective as of July 20, 2021, under which the Company was extended a term loan (the “Term Loan”) in the original principal amount of Five Million Dollars ($5,000,000). The Term Loan is evidenced by a promissory note (the “Note”) and is secured by a second priority mortgage, assignment of lease and security agreement on the property located at 2780 Gunter Park Drive East, Montgomery, Alabama, which is owned by the Industrial Development Board of the City of Montgomery (the “IDB”) and leased to Kinpak.

The Company has unconditionally guaranteed the payment to the Lender promptly when due, by acceleration or otherwise, of all obligations of Kinpak to the Lender.

The Term Loan bears interest at an annual rate of 3.25% and is due in 119 monthly installments of $35,249 each, plus interest then accrued, beginning on August 20, 2021. The final installment shall be due and payable on July 20, 2031 in an amount equal to all principal and interest then remaining unpaid. Assuming that all amounts due prior to that date are paid in a timely manner, the final installment would be $1,982,579.

The Credit Agreement provides that prepayments on the Term Loan are subject to a prepayment penalty of 5% during the first year the Term Loan is outstanding, with such penalty declining 1% each year thereafter until there is no prepayment penalty after five years. However, the Lender has agreed to waive the prepayment provisions.

The Credit Agreement includes financial covenants requiring that the Company maintain a minimum fixed charge coverage ratio (generally, the ratio of (A) EBITDA for the most recently completed four fiscal quarters minus the sum of the Company’s distributions to its shareholders, taxes paid and unfunded capital expenditures during such period to (B) prior period current maturities of Company long term debt plus interest expense incurred over the most recently completed four fiscal quarters) of at least 1.20 to 1, tested quarterly, and a maximum “debt to cap” ratio (generally, funded debt divided by the sum of net worth and funded debt) of 0.75 to 1, as of the end of each fiscal quarter. For purposes of computing the fixed charge coverage ratio, “EBITDA” generally is defined as net income before taxes and depreciation expense plus amortization expense, plus interest expense, plus non-recurring and/or non-cash losses and expenses, minus non-recurring and/or non-cash gains and income. The Credit Agreement also requires that the majority shareholder’s ownership does not drop below 50% of the outstanding shares of Kinpak.

The Credit Agreement contains cross-default and cross-collateral provisions relating to any other indebtedness with the Lender, including without limitation the Company’s obligations under its $6,000,000 revolving line of credit from the Lender.

The Credit Agreement also contains negative covenants restricting the Company’s ability to, among other things, create or assume indebtedness for borrowed money exceeding $250,000 other than trade payables incurred in the normal course of business, create liens other than permitted liens (as defined in the Credit Agreement), acquire an interest in another entity or incur any obligation as surety or guarantor other than in the ordinary course of business.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN BIO-CHEM, INC.

/s/ Jeffrey S. Barocas
Jeffrey S. Barocas
Chief Financial Officer

August 4, 2021

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